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                                                                    EXHIBIT 13.1


                            THOMASTON  MILLS, INC.

                      CONDENSED STATEMENTS OF OPERATIONS
                 (Dollars in Thousands except Per Share Data)
                                 (Unaudited)

                                                             Three Months Ended                            Six Months Ended
                                                   December 28,           December 30,          December 28,            December 30,
                                                       1996                  1995                   1996                    1995
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
Net Sales                                       $   68,172                 $    61,385        $     137,085         $    129,9081
Cost of sales                                       63,518                      57,244              128,367               119,246
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Selling, general and administrative expenses         4,654                        4,141                8,718                10,735
Other income (expense)-net                           4,913                        4,918               10,132                10,001
                                                       100                          113                  163                   313
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                                                      (159)                        (664)              (1,251)                1,047
Interest expense                                       957                          791                1,786                 1,566
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Income (loss) before income taxes                   (1,116)                      (1,455)              (3,037)                 (519)
Provision for income taxes (benefit)                  (424)                        (553)              (1,154)                 (197)
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Net income (loss)                               $     (692)                $       (902)      $       (1,883)       $         (322)
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Average Number of Shares                         6,547,579                    6,537,196            6,546,744             6,536,603
  Net income (loss) per share                   $  (0.1100)                $    (0.1400)      $      (0.2900)       $      (0.0500)
  Dividends paid per share                      $   0.0750                 $     0.0725       $       0.1500        $       0.1450
====================================================================================================================================

                           CONDENSED BALANCE SHEETS
                            (Dollars in Thousands)
                                  (Unaudited)



                                                                                                 December 28,          December 30,
                                                                                                      1996                  1995
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
ASSETS
Current Assets
  Cash and cash equivalents                                                                       $     1,942        $      1,380
  Accounts receivable                                                                                  44,800              39,612
    Less allowance for uncollectible accounts                                                            (415)               (415
  Inventories                                                                                          49,436              44,736
  Other current assets                                                                                  2,743               1,476
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                      Total Current Assets                                                             98,506              86,789

Property, Plant and Equipment                                                                         236,056             224,452
  Less allowance for depreciation                                                                    (151,748)           (137,101)
Other assets                                                                                            2,120               1,385
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                                                                                                  $   184,934        $    175,525
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LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable                                                                                $     7,440        $      8,244
  Accrued liabilities                                                                                   7,052               5,107
  Current portion of capital lease obligations                                                            376                 455
  Current portion of long-term debt                                                                     2,648               2,748
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                      Total Current Liabilities                                                        17,516              16,554

Obligations under capital leases                                                                        1,294               1,075
Long-term debt                                                                                         52,807              41,455
Deferred income taxes                                                                                   6,874               7,233
Other liabilities                                                                                         236                 148
Shareholders' Equity                                                                                  106,207             109,060
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                                                                                                  $   184,934        $    175,525
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